AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
G&E HC REIT II Pocatello MOB JV, LLC

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
G&E HC REIT II POCATELLO MOB JV, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF G&E HC REIT II POCATELLO MOB JV, LLC (this “Agreement”) is entered into as of July 27, 2010, between POCATELLO MEDICAL OFFICE PARTNERS LLC, a Delaware limited liability company, as a Member (“Pocatello”), and GRUBB & ELLIS HEALTHCARE REIT II HOLDINGS, LP, a Delaware limited partnership, as a Member (“Holdings”).

W I T N E S S E T H:

WHEREAS, Pocatello and Holdings formed the Company under the Act and desire to enter into this Agreement to govern the operations of the Company and to set forth their respective rights, duties and responsibilities with respect to the Company.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00), the mutual promises, obligations and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

"1933 Act” is defined in Section 2.8.

"Act” means the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.), as it may be amended from time to time,

"Additional Capital Contribution” means, any additional contribution of a Member to the capital of the Company, including, without limitation, those made pursuant to Sections 6.3 or 6.4.

"Adjusted Capital Account” means, with respect to a Member, such Member’s Capital Account as of the end of each fiscal year, as the same is specially computed to reflect the adjustments required or permitted to be taken into account in applying Regulations Section 1.704-1(b)(2)(ii)(d) (including adjustments for Company Minimum Gain and Member Nonrecourse Debt Minimum Gain).

"Adjusted Capital Account Deficit” means, for each Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

"Affiliate” means, with respect to a Person, another Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question. The term “control” as used in the preceding sentence means, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation, and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

"Agreement” means this Amended and Restated Limited Liability Company Agreement of G&E HC REIT II Pocatello MOB JV, LLC, as amended, modified, supplemented or restated from time to time.

“Authorized Signatories” is defined in Section 4.4(b).

"Bankruptcy” means, with respect to a Person, the occurrence of (1) a general assignment by the Person for the benefit of creditors; (2) the filing by the Person of a voluntary petition in bankruptcy; (3) the entry of a judgment by any court that the Person is bankrupt or insolvent, or the entry against the Person of an order for relief in any bankruptcy or insolvency proceeding, but only if such order, judgment or decree continues unstayed and in effect for a period of sixty (60) consecutive days; (4) the filing of a petition or answer by the Person seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (5) the filing by the Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding for reorganization or of a similar nature; (6) the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, which is not dismissed within sixty (60) days thereafter; or (7) the entry against a Member of any “order for relief” or of any other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against a Member under present or future Federal bankruptcy laws or under any other state or local bankruptcy, insolvency or other laws respecting debtor’s rights, but only if such order, judgment or decree continues unstayed and in effect for a period of sixty (60) consecutive days.

"Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in Indiana are authorized or required to close under the laws of the State of Indiana.

"Call” is defined in Section 12.1.

"Call Notice” is defined in Section 12.1.

"Call Period” is defined in Section 12.1.

"Call Purchase Price” is defined in Section 12.1.

"Capital Account” shall have the meaning set forth in Section 9.2.

"Capital Contribution” means, with respect to each Member, the amount of cash and the initial Gross Asset Value, as agreed by the Members, of any property (net of liabilities assumed by the Company resulting from such contribution and liabilities to which the property is subject) contributed to the Company by that Member.

"Capital Contribution Balance” means, for each Member, the total Capital Contributions of that Member, less the cumulative distributions by the Company to that Member in return thereof pursuant to Sections 6.2, 6.3 and 8.3(a).

"Capital Proceeds” means funds of the Company arising from a Capital Transaction, net of (i) the actual costs incurred by the Company in consummating the Capital Transaction, (ii) the amount of such proceeds or awards that are applied to mortgage or other indebtedness of the Company or used to repair damage caused by a casualty or taking and (iii) reserves reasonably approved by the Manager.

"Capital Transaction” means the sale, financing, refinancing or similar transaction of or involving the Property (including, without limitation, transactions which generate condemnation awards, payment of title insurance proceeds or casualty loss insurance proceeds other than business interruption or rental loss insurance proceeds). Holdings’ exercise of the Call shall not be considered to trigger a Capital Transaction.

"Certificate” is defined in Section 2.1.

“Closing” means the closing under the Purchase Agreement.

“Closing Date” means the date that Closing occurs.

“CNL” means CNL Retirement DAS Pocatello ID, LP, a Delaware limited partnership.

"Code” means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

"Company” means G&E HC REIT II Pocatello MOB JV, LLC, a Delaware limited liability company.

"Company Minimum Gain” has the same meaning as “partnership minimum gain” as set forth in Regulations Section 1.704-2(b)(2) and I .704-2(d).

"Contributing Member” is defined in Section 6.3.

"Depreciation” means, for each taxable year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Manager.

“Earn-Out Payments” means the earn-out payments required to be made by the Project LLC pursuant to Section 10.5 of the Purchase Agreement.

"Encumbrance” is defined in Section 3.2.

“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other entity.

"Fair Market Value” means the fair market value of the Property as determined pursuant to the appraisal process set forth in Section 13.4.

"Governmental Authority” means the United States of America, any of the several states, any county or municipality in which the Project is located, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.

"Governmental Requirements” means, collectively, all laws, statutes, ordinances, regulations, tariffs, judicial or administrative orders, and procedural requirements imposed by any political subdivision, any agency thereof, any regulated public utility company, or other Governmental Authority regulating or affecting the acquisition, ownership, or development of the Property, or the construction, leasing, or operation of the Project or a Member, as applicable.

"Gross Asset Value” is defined in Section 9.3.

"Gross Asset Value of the Property” is defined in Section 6.3.

"Ground Lease” means that certain Ground Lease, dated as of November 1, 2006, between Slate Mountain, LLC (the “Original Ground Lessor”), and CNL, as amended by a First Amendment to Ground Lease, dated as of May 29, 2008, between the Original Ground Lessor and CNL, and a Second Amendment to Ground Lease and Memorandum of Second Amendment to Ground Lease, dated August 25, 2009, between Pocatello Hospital, LLC (the “Ground Lessor”), as successor to Pocatello Health Services, LLC as successor to the Original Ground Lessor, and CNL, the interest of CNL thereunder having been assigned to the Project LLC on or about the date hereof.

"Holdings” means Grubb & Ellis Healthcare REIT II Holdings, LP, a Delaware limited partnership.

"Imputed Closing Costs” means an amount, (not to exceed 1% of the purchase price), that would normally be incurred by the Company if the Project were sold for an amount specified in Article 12, for title insurance premiums, survey costs, brokerage commissions and other commercially reasonable closing costs.

"Initial Capital Contributions” is defined in Section 6.1.

“Leases” means all present and future leases, including any amendments and modifications thereto, of the Property.

“Leasing Costs” means all unpaid Lease commissions, tenant improvement costs, and other concessions, including but not limited to all Lease-related costs, free rent, moving allowances, and cash payments.

“Lender” shall mean any lender of a Loan, and its successors or assigns.

“Loan” shall mean any loan to the Company, including without limitation any refinancing or modification of any such loan.

“Loan Documents” shall mean the promissory note, mortgage, guaranty, management agreement, security agreement, assignment, indemnity agreement, escrow agreement, deed, assumption agreement or the functional equivalent of any of the aforementioned, and any and all other documents evidencing or securing a Loan and any and all documents related thereto or contemplated thereby.

"Manager” initially means Holdings and shall also include each Person who is a Member hereafter designated as a Manager in accordance with this Agreement, until such Person ceases to be a Manager of the Company.

"Member Loan” is defined in Section 6.6.

"Member Nonrecourse Debt” has the same meaning as “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

"Member Nonrecourse Debt Minimum Gain” has the same meaning as “partner nonrecourse debt minimum gain” in Regulations Section 1.704-2(i)(3).

"Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” in Regulations Section 1.704-2(i)(2).

"Members” means Holdings, Pocatello, and each Person hereafter admitted as a Member in accordance with this Agreement, until such Person ceases to be a Member of the Company.

"Membership Interests” means all of the rights and interests of whatsoever nature of the Members in the Company, including without limitation the right to participate in management to the extent herein expressly provided, to receive distributions of funds, and to receive allocations of income, gain, loss, deduction, and credit.

“Membership Interest Purchase Price” means, for each 1% Membership Interest, an amount equal to the sum of: (A) $160,000.00; (B) one percent (1%) of all closing costs, fees, expenses and prorations which were paid by the Project LLC at Closing; (C) one percent (1%) of the amount of any Earn-Out Payments made by the Project LLC; and (D) one percent (1%) of all Leasing Costs paid by, or which are the obligation of, the Project LLC.

"Net Cash Flow” means Net Operating Income less debt service on loans to the Company.

"Net Operating Income” means, for any period, the amount by which Operating Revenues exceed Operating Expenses for such period.

"Non-Contributing Member” has the meaning set forth in Section 6.3 hereof.

“Obligations” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with any loan to the Company that is secured by a first priority lien on the Property and any obligation contained in any document related to such a loan.

"Operating Expenses” means, for any period, the current obligations of the Company for such period, determined in accordance with generally accepted accounting principles and applicable to commercial real estate, consistently applied, for operating expenses of the Property and the Project and for capital expenditures not paid from Capital Proceeds or the Members’ Capital Contributions to the Company and for reserves as reasonably determined by the Manager. Operating Expenses shall not include debt service on loans to the Company, nor any non-cash expenses such as depreciation or amortization.

"Operating Revenues” means, for any period, the gross revenues of the Company arising from the conduct of the business of the Company from what ever source, including, without limitation, ownership of the Property and operation of the Project during such period, including proceeds of any business interruption insurance and amounts funded from Company reserves, but specifically excluding Capital Proceeds and Capital Contributions.

"Partially Adjusted Capital Account” means, with respect to each Member and any fiscal year, the Capital Account of such Member at the beginning of such fiscal year, adjusted as set forth in the definition of Capital Accounts for all contributions and distributions during such year and all special allocations pursuant to Sections 8.4(c) and 8.4(d) hereof with respect to such fiscal year, but before giving any effect to the allocation of Profit or Loss for such fiscal year pursuant to Sections 8.4(a) and 8.4(b).

"Person” means a natural person or Entity.

"Pocatello” means Pocatello Medical Office Partners LLC, a Delaware limited liability company.

"Pocatello Interest” is defined in Section 12.1.

"Prime Rate” means, on any particular date, the interest rate which JP Morgan Chase, or any successor publicly announces as its “prime rate” as of the close of business on such date; provided, however, that in the event that such interest rate, as announced by JP Morgan Chase or its successor, is discontinued or becomes unascertainable, the Members shall select and substitute an appropriate national banking association which publicly announces a “prime rate” of interest, and the term “Prime Rate,” as used in this Agreement, shall thereafter be deemed to refer to such interest rate as announced by such national banking association as its “prime rate” until such time as such interest rate as announced by JP Morgan Chase or its successor once again becomes ascertainable.

"Proceeding” is defined in Section 4.8.

"Profits” and “Losses” mean, for each taxable year or other period, an amount equal to the Company’s taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

1. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

2. Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

3. Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

4. In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

5. Any items which are specially allocated under 8.4(c) or 8.4(d) will not be included in Profits or Losses; and

If the Gross Asset Value of any Company asset is adjusted under Section 8.2(b) or Section 8.2(c) the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

"Project” means and refers to the building and improvements known as the “Pocatello East Medical Office Building” located at 777 Hospital Way, Pocatello, Idaho, and containing approximately 76,415 rentable square feet.

"Project LLC” means G&E HC REIT II Pocatello MOB, LLC, a Delaware limited liability company, the sole member of which is the Company, through which Project LLC the Company intends to hold title to the Property and own and operate a Project.

"Project LLC Agreement” means the limited liability company agreement of the Project LLC date on the date hereof.

"Project Loan” means any loan to the Project LLC, including without limitation any refinancing or modification of any such loan.

"Project Loan Documents” means the loan documents evidencing and securing the Project Loan.

"Property” means the ground leasehold interest of the Project LLC under the Ground Lease in and to that certain land consisting of approximately 0.53 acres of real property located at 777 Hospital Way, Pocatello, Idaho and the Project located thereon.

“Purchase Agreement” means the Agreement for the Purchase and Sale of Real Property, dated April 27, 2010, by and between Grubb & Ellis Equity Advisors, LLC, as Purchaser, and CNL Retirement DAS Pocatello ID, LP, as Seller, as subsequently amended or assigned.

"REIT” means a real estate investment trust as that term is defined under the Code.

"Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute, temporary, proposed or final Regulations.

"Regulatory Allocations” is defined in Section 8.3(d).

"Removal Event” means, for the purposes of Section 4.5 and the potential removal of a Member from its position as Manager (but not as a Member of the Company), (a) a Member’s withdrawal or retirement from the Company or the disposition (whether voluntary or by operation of law) by a Member of all or any part of such Member’s Membership Interest in the Company in breach of the covenant contained in Article 3 hereof, or any other breach of Article 3 hereof, (b) any fraud, gross negligence or willful misconduct concerning a Member in the performance of its obligations under this Agreement, (c) a Member has become a Non- Contributing Member, subject to the cure periods provided in Section 6.3, or, (d) an act of Bankruptcy by a Member.

"Sharing Ratios” shall, unless and until changed pursuant to this Agreement, be as follows:

Pocatello	1.25%
Holdings	98.75%

"State Acts” is defined in Section 2.8.

"Target Capital Account” means, with respect to any Member and any fiscal year, an amount (which may be either positive or negative) equal to the hypothetical distribution such Member would receive pursuant to the following sentence, minus the Member’s share of Company Minimum Gain determined pursuant to Regulations Section 1.704-2(g) and minus the Member’s share of Member Nonrecourse Debt Minimum Gain determined in accordance with Regulations Section 1.704-2(i)(5), all computed immediately prior to the hypothetical sale in the following sentence. The hypothetical distribution to a Member is equal to the amount that would be received by such member if all Company assets were sold for cash equal to their Gross Asset Values, all Company liabilities were satisfied to the extent required by their terms (limited, with respect to each Company Nonrecourse Debt or Member Nonrecourse Debt to the Gross Asset Value of the assets securing each such liability), and the net assets of the Company were distributed in full to the Members pursuant to Section 7.3 hereof, all as of the last day of such year.

“Terminating Capital Transaction” means the sale, exchange or other disposition of all or substantially all of the assets of the Company with an intent to liquidate the Company. Holdings’ exercise of the Call shall not be considered to trigger a Terminating Capital Transaction.

“Termination Proceeds” means funds of the Company arising from a Terminating Capital Transaction, net of (i) the actual costs incurred by the Company in consummating the Terminating Capital Transaction, (ii) the amount of such proceeds that are applied to mortgage or other indebtedness of the Company and (iii) reserves reasonably approved by the Manager.

"Transfer” is defined in Section 3.2(a).

“Unreturned Capital Contributions” means, with respect to each Member, the aggregate Capital Contributions made by a Member to the Company pursuant to Article 6 less the aggregate distributions made to such Member pursuant to Section 7.3.

ARTICLE 2
ORGANIZATIONAL MATTERS; PURPOSE; TERM

Section 2.1 Formation of Company.

The Company has been organized as a Delaware limited liability company by filing a certificate of formation (the “Certificate”) under the Act.

Section 2.2 Name.

The name of the Company shall be G&E HC REIT II Pocatello MOB JV, LLC, and all Company business must be conducted in that name or such other name as the Manager shall approve.

Section 2.3 Registered Office; Registered Agent; Principal Office.

The agent of the Company shall be National Registered Agents, Inc., or, following any removal, any successor approved by the Manager. The registered office of the Company is located at 160 Greentree Drive, Suite 101, City of Dover, County of Kent, Delaware 19904. The principal office of the Company shall be at c/o Grubb & Ellis Healthcare REIT II, Inc., 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705, or at such other location as the Manager shall approve.

Section 2.4 Foreign Qualification.

Before the Company conducts business in any jurisdiction other than Delaware, the Manager shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Manager, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company as a foreign limited liability company in all jurisdictions in which the Company may conduct business.

Section 2.5 Purpose and Scope.

The purposes and scope of the Company’s activities are strictly limited to leasing the Property under the Ground Lease, with a view to the future sale and/or other disposition, and the owning, maintaining, leasing and selling of the Project on the Property; financing the foregoing activities; and performing all other activities reasonably necessary or incidental to the furtherance of such purposes, acting directly or indirectly through the Project LLC.

Section 2.6 Term.

The Company shall commence on the effective date of the Certificate and shall have perpetual existence, unless sooner dissolved as herein provided.

Section 2.7 No State Law Partnership.

The Company shall not be a partnership or joint venture under any state or federal law, and no Member or Manager shall be a partner or joint venturer of any other Member or Manager for any purposes, other than under the Code and other applicable tax laws, and this Agreement may not be construed otherwise.

Section 2.8 Warranties, Representations and Covenants – of all Members. Each Member represents and warrants as to the following:

(a) That it understands that the Company will not register the issuance of the Membership Interests under the federal Securities Act of 1933, as amended (the “1933 Act”), or any state securities laws (the “State Acts”) in reliance upon exemptions from registration contained in the 1933 Act and the State Acts, and that the Company relies upon these exemptions, in part, because of the Member’s representations, warranties, and agreements contained in this Agreement.

(b) That such Member is acquiring its Membership Interest for its own purpose, with the intention of holding the Membership Interest for investment and with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Membership Interest; and it will not make any sale, transfer, or other disposition of the Membership Interest without registration under the 1933 Act and the State Acts unless an exemption from registration is available under the 1933 Act and the State Acts.

(c) That the Member is familiar with the business in which the Company is or will be engaged, and based upon its knowledge and experience in financial and business matters, it is familiar with the investments of the type that it is undertaking to purchase; it is fully aware of the problems and risks involved in making an investment of this type; and it is capable of evaluating the merits and risks of this investment. The Member acknowledges that, prior to executing this Agreement, it has had the opportunity to ask questions of and receive answers or obtain additional information from a representative of the Company concerning the financial and other affairs of the Company, and, to the extent it believes necessary in light of its knowledge of the Company’s affairs, it has asked these questions and received satisfactory answers.

(d) That the investment that the Member is undertaking corresponds with the nature and size of its present investments and net worth, and the Member can financially bear the economic risk of this investment, including the ability to afford holding the Membership Interest for an indefinite period or to afford a complete loss of this investment.

(e) That the Member has taken and shall continue to take all steps and implemented all policies which are necessary to ensure that such Member is in compliance with all Governmental Requirements applicable to such Member and its business, including, without limitation, those Governmental Requirements relating to the prevention of money laundering and anti-terrorism, including as they relate to the source of funds to such Member, any direct or indirect interest holders in such Member or the Company and to the operations of such Member, any direct or indirect interest holders in such Member or the Company.

Section 2.9 Representations and Warranties of Holdings. Holdings hereby represents and warrants to Pocatello and the Company that:

(a) Holdings is a duly formed and validly existing limited partnership in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and carry out the terms of this Agreement;

(b) all action required to be taken by Holdings to consummate this Agreement has been taken by Holdings and no further approval of any board, court or other body is necessary in order to permit Holdings to consummate this Agreement;

(c) neither the execution and delivery of, nor the performance of, nor the compliance with, this Agreement has resulted (or will result) in any violation of, be in conflict with, invalidate, cancel or make inoperative, interfere with, or constitute a default under, any charter, bylaw, venture agreement, partnership agreement, trust agreement, mortgage, deed of trust, indenture, contract, agreement, permit, judgment, decree or order to which Holdings is a party or by which Holdings is bound, and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of Holdings under this Agreement;

(d) there is no action, proceeding or investigation pending or, to Holdings’ actual knowledge, threatened (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Agreement as to Holdings; and

(e) this Agreement has been duly executed by Holdings and constitutes the valid and binding agreement of Holdings, enforceable in accordance with its terms, except as the enforceability thereof may be limited by laws affecting the rights and remedies of creditors generally and equitable principles of general application.

Section 2.10 Representations and Warranties of Pocatello. Pocatello hereby represents and warrants to Holdings and the Company that:

(a) Pocatello is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware and all other states in which Pocatello is required to so qualify in order to legally perform its obligations hereunder, and has the requisite power and authority to enter into and carry out the terms of this Agreement;

(b) all action required to be taken by Pocatello to consummate this Agreement has been taken by Pocatello and no further approval of any board, court or other body is necessary in order to permit Pocatello to consummate this Agreement;

(c) neither the execution and delivery of, nor the performance of, nor the compliance with, this Agreement has resulted (or will result) in any violation of, be in conflict with, invalidate, cancel or make inoperative, interfere with, or constitute a default under, any charter, bylaw, venture agreement, partnership agreement, trust agreement, mortgage, deed of trust, indenture, contract, agreement, permit, judgment, decree or order to which Pocatello is a party or by which Pocatello is bound, and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of Pocatello under this Agreement;

(d) there is no action, proceeding or investigation pending or, to Pocatello’s actual knowledge, threatened (nor any basis therefor) which questions, directly or indirectly, the validity or enforceability of this Agreement as to Pocatello; and

(e) this Agreement has been duly executed by Pocatello and constitutes the valid and binding agreement of Pocatello, enforceable in accordance with its terms, except as the enforceability thereof may be limited by laws affecting the rights and remedies of creditors generally and equitable principles of general application.

Section 2.11 Project LLC. At all times the Project LLC shall be treated as a disregarded entity (i.e., not treated as an entity separate from the Company) under Treasury Regulations Section 301.7701-3(b)(1)(ii) and under each analogous or similar provision of state or local law in each jurisdiction where the Company is required to file a tax return. The Company has not made and shall not make, with respect to the Project LLC an election under Treasury Regulations Section 301.7701-(3) to be treated or classified other than as provided in Treasury Regulations Section 301.7701-3(b)(1)(ii).

ARTICLE 3
MEMBERSHIP; DISPOSITIONS OF INTERESTS

Section 3.1 Members.

The initial Members of the Company are Holdings and Pocatello, each of which is admitted to the Company as a Member as of the date hereof.

Section 3.2 Dispositions of Membership Interests.

(a) General Restriction. A Member may not make an assignment, transfer, or other disposition (voluntarily, involuntarily or by operation of law) (each a “Transfer”) of all or any portion of its Membership Interest or the ownership or equity interests in a Member, nor pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (each an "Encumbrance”) all or any portion of its Membership Interest or the controlling ownership or equity interests in a Member, except with the consent of the other Member(s) or as permitted in Section 3.2(b). Any attempted Transfer or Encumbrance, other than in strict accordance with this Section 3.2, shall be null, void, and of no force or effect. A Person to whom a Membership Interest is Transferred pursuant to the terms of this Agreement will be admitted to the Company as a Member. In connection with any Transfer of a Membership Interest or any portion thereof, and any admission of any transferee as a Member, the Member making such Transfer and the transferee shall furnish the other Member(s) with such documents regarding the Transfer as the other Member(s) may request (in form and substance satisfactory to the other Member(s)), including a copy of the Transfer instrument, a ratification by the transferee of this Agreement (if the transferee is to be admitted as a Member) and a legal opinion that the Transfer complies with applicable federal and state securities laws. For purposes hereof, a Transfer shall be deemed to have occurred with respect to a Member upon any assignment, transfer, or other disposition (voluntary, involuntary, or by operation of law) of an interest in that Member. Upon a Transfer of a Membership Interest permitted by this Agreement, (a) the transferor shall cease to be a Member for all purposes of this Agreement, and (b) the transferee shall be entitled to receive that portion of distributions or allocations to which the transferor of the Membership Interest would be entitled and (c) such transferee shall have all other rights of a Member pursuant to this Agreement or otherwise.

(b) Permitted Transfers. Notwithstanding the limitations in Section 3.2(a) of this Agreement, Holdings may Transfer or otherwise grant Encumbrances in all, but not a portion of, its Membership Interest and ownership or equity interests in the Company to GRUBB & ELLIS HEALTHCARE REIT II, INC., or any Affiliate of GRUBB & ELLIS HEALTHCARE REIT II, INC. or Holdings and at the election of Holdings, upon any such Transfer of the entire Membership Interest, the transferee thereof shall be admitted as a Member.

Section 3.3 Creation of Additional Membership Interests.

Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, with the approval of all Members, on such terms and conditions as all the Members may determine at the time of admission.

Section 3.4 Purchase of Additional Membership Interests by Members.

In the event that the Project LLC obtains a Project Loan, and a distribution of Capital Proceeds is made to the Members under Section 7.3 below, Pocatello shall have the right to utilize all or a portion of its pro rata share of the Capital Proceeds in order to purchase additional Membership Interests based on the Membership Interest Purchase Price up to an amount by which in the aggregate Pocatello owns no more than 25% of the Membership Interests. Manager shall give written notice to Pocatello of the distribution of Capital Proceeds in connection with a Project Loan, and Pocatello shall have three (3) business days from the date of receipt of the notice to exercise the right to purchase additional Membership Interests in accordance with this Section 3.4. In the event that Pocatello does not exercise its right to purchase additional Membership Interests within the foregoing three (3) business day period, Pocatello shall be deemed to have waived its right to purchase such additional Membership Interests pursuant to this Section 3.4.

Section 3.5 Resignation.

A Member may not resign or withdraw from the Company without the consent of the other Members.

Section 3.6 Information.

In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the following information under the circumstances and conditions set forth in the Act: (a) true and full information regarding the status of the business and financial condition of the Company; (b) promptly after becoming available, a copy of the Company’s federal, state and local income tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Member and Manager; (d) a copy of this Agreement, the Company’s certificate of formation, and all amendments to such documents; (e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (f) other information regarding the affairs of the Company to which that Member is entitled pursuant to Section 18-305 of the Act (including all Company books and records).

Section 3.7 Liability to Third Parties.

No Member shall be liable for the debts, obligations, indemnifications or liabilities of the Company (except indebtedness that is expressly guaranteed by such Member).

Section 3.8 Withholding.

If the Code or any Governmental Requirements require the Company to withhold any tax with respect to a distributive share of Company income, gain, loss, deduction or credit, or a distribution of cash or Property, the Company shall withhold and pay over to any Governmental Authority any amount required to be withheld pursuant to the Code or any other Governmental Requirements. All amounts so withheld shall be treated as amounts paid or distributed to the applicable Member and will reduce the amount otherwise payable or distributable to such other Member for all purposes of this Agreement.

Section 3.9 Relationship of Members.

Each Member agrees that, to the fullest extent permitted by the Act and except to the extent expressly stated in this Agreement or in any other agreement to which each Member is a party:

(a) No Member shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, any other Member, the Company, or the Project LLC.

(b) Any consent, approval, determination or other action by a Member shall be given or taken in the sole and absolute discretion of that Member in its own best interests and without regard to the best interests of another Member or the Company or the financial, tax or other effect on another Member or the Company; provided, however, the forgoing shall not authorize any Member to engage in intentional misconduct, commit a knowing violation of law or engage in conduct in violation of the terms of this Agreement.

(c) No Member is authorized to act as the agent, representative or attorney-in-fact for any other Member.

ARTICLE 4
MANAGEMENT OF COMPANY

Section 4.1 Management of the Company.

(a) Management – Generally. In accordance with and to the maximum extent permitted under the Act and except as expressly provided herein, the Manager shall have exclusive and complete responsibility for the management of the Company and shall have the sole right and authority to make decisions for the Company and to cause the Company to carry out any such decision, whether or not any such decision relates to the carrying on of the ordinary course of the Company’s business. Subject to the provisions of this Agreement, the Manager may delegate authority to duly authorized agents (which may include Affiliates of Manager or Grubb & Ellis Healthcare REIT II, Inc.) as it may deem necessary or desirable, for the operation of the Project, the management of the Project, or other purposes. References throughout this Agreement related to actions to be taken by or on behalf of the Company shall be deemed to include actions to be taken by or on behalf of the Project LLC regardless of whether the Project LLC is specifically referenced.

(b) Standard of Care. The Manager shall discharge its duties in good faith and in the best interests of the Company in accordance with this Agreement. The Manager shall not be required to devote a particular amount of time to the Company’s business, but shall devote sufficient time and effort to the Company’s business and operation as is necessary to perform its duties hereunder.

Section 4.2 Rights and Powers of Manager.

(a) Without limiting the generality of Section 4.1 hereof, the Manager shall have all the rights and powers which may be possessed by a manager in a limited liability company formed under the laws of the State of Delaware, which rights and powers are otherwise conferred by law or which are necessary, advisable or convenient to the discharge of the Manager’s duties under this Agreement and to the management, direction and control of the business affairs of the Company, including the following rights and powers (provided that the failure to enumerate herein any specific right or power shall not be deemed to imply a limitation on the rights and powers of the Manager), all of which may be exercised by the Manager at such times and on such terms, conditions and provisions as the Manager shall determine in its sole and absolute discretion, without the consent of any Member(s):

(i) to sell, or lease in one or more transactions, inside or outside the ordinary course of leasing and re-leasing of office suites to intended occupants thereof, all or any portion of or interest in the Project;

(ii) to borrow money, and to make, issue, accept, endorse, hypothecate and execute promissory notes, drafts, bills of exchange, loan agreements and other instruments and evidences of indebtedness, and to secure the payment of any borrowings by the Company by mortgage, hypothecation, pledge, assignment or granting of security interests in all or any part of the Project, including without limitation construction, construction/mini-permanent and/or permanent loans to be obtained by the Company;

(iii) to cause the Project LLC to acquire CNL’s interest in the Ground Lease, and easements, rights of way, and other interests relating to and beneficial for the Project;

(iv) to engage and compensate such employees, agents, attorneys, accountants, consultants, contractors, real estate brokers, appraisers, businesses or other persons or entities as the Manager may deem necessary or advisable, including Affiliates;

(v) to open, maintain and close bank accounts and to draw checks and other orders for the payment of money;

(vi) to maintain the books and records for the Company, conduct asset management activities of the Company and prepare the reports and financial statements to be submitted to the Members in accordance with this Agreement;

(vii) to construct, renovate and make other improvements to the Project;

(viii) as applicable, to obtain all permits, licenses, approvals, and variances required for the acquisition, ownership and maintenance of the Property, and for the operation, management, repair, redevelopment, renovation, improvement, leasing and use of the Project in accordance with applicable Governmental Requirements and customary local practices;

(ix) if applicable, for a repair, redevelopment or renovation, to select and approve materials to be incorporated into the Project consistent with their intended quality;

(x) to undertake, implement and complete any operation and maintenance program or any other program or action to remove or otherwise remediate hazardous materials;

(xi) to supervise negotiations with the appropriate Governmental Authorities;

(xii) to supervise the resolution of any disputes concerning boundaries of the Property or Project and the rights of adjoining owners;

(xiii) to take such actions and incur such expenses on behalf of the Company as it may deem necessary or advisable in connection with the conduct of the business of the Company, including but not limited to, the reimbursement of all expenditures made on behalf of the Company by the Manager or any other Person;

(xiv) to deposit any funds of the Company not needed immediately for Company purposes in non-interest bearing bank accounts or invest any such funds in obligations backed by the full faith and credit of any government or subdivision or agency thereof or any certificates of deposit, investment grade commercial paper, money market funds, bank accounts or other similar securities as the Manager may determine;

(xv) to enter into leases, including master leases, approve or disapprove assignments and subleases and enter into and perform such other contracts and undertakings as it may deem necessary or advisable for the conduct of the business of the Company, and to do any act, grant any consent or execute any document on behalf of the Company as it, in its sole discretion, deems necessary, convenient, incidental or appropriate to the furtherance of the business of the Company; and

(xvi) to perform all necessary or incidental activities relating to the foregoing.

(b) Notwithstanding the foregoing authority of the Manager, the consent of all of the Members is required in order for the Company to engage in any other business activity not reasonably related to the Project.

(c) No person dealing with the Manager shall be required to determine its authority to make any undertaking on behalf of the Company, or to determine any fact or circumstance bearing upon the existence of its authority. Every contract, agreement, lease, promissory note, deed, mortgage or other instrument or document executed by the Manager shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that:

(i) At the time of the execution or delivery thereof, the Company was in full force and effect;

(ii) Such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Company and all of the Members; and

(iii) The Manager was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Company.

Section 4.3 Manager and Affiliates.

The Manager may employ, or otherwise deal with on behalf of the Company, any Member, including the Manager, any Affiliate or any entity or person who is directly or indirectly interested in or affiliated or connected with, an enterprise engaged in by a Member or an Affiliate, to sell or purchase goods or perform services, including (without limitation), accounting services, legal services, brokerage services, management services and other real-estate related services, for the Company, or to make loans to the Company; provided, however, that any contract between the Manager or any Affiliate and the Company must be on terms which are fair and reasonable to the Company. The Company acknowledges that the Project LLC may enter into leasing and management agreements with Affiliates of the Members, and that such agreements shall be on terms approved by the Project LLC and shall not be subject to the provisions of this Section 4.3. The Company and any Members as such shall not have any right in or to any income or profits derived by the Manager or any Affiliate from any such employment or other dealing by any such enterprise. Any employment by the Manager or other dealings provided for in this Section 4.3 shall be solely for services reasonably determined by the Manager, in good faith, to be required by or beneficial to the Company and which are normal and customary in connection with the operation of a building such as the Project.

Section 4.4 Officers and Authorized Signatories.

(a) The Manager may designate one or more Persons to be officers of the Company, and any officers so designated shall have such title, authorities, duties, and salaries as the Manager may delegate to them. Any officer may be removed as such, either with or without cause, by the Manager.

(b) Holdings hereby appoints the following persons as Authorized Signatories of the Company, whose sole responsibility shall be to execute and deliver any and all documents and agreements that Holdings is authorized or required to execute and deliver in its capacity as Manager of the Company, provided that Holdings in its capacity as Manager has consented to the execution of such documents: (i) Shannon K S Johnson, (ii) Andrea R. Biller, (iii) Jeffrey T. Hanson, or (iv) Danny Prosky, any of whom may act (the “Authorized Signatories”). Third parties dealing with the Company shall be entitled to conclusively rely on the signature of an Authorized Signatory as evidence of the authority of an Authorized Signatory to execute the document and bind the Company. The Members hereby acknowledge and agree that Holdings shall have the power and authority to remove or replace or designate additional Authorized Signatories in its sole discretion by delivering written notice of such removal to the Company and the other Member. An Authorized Signatory shall continue to serve until he or she is removed or resigns. Notwithstanding anything set forth herein to the contrary, the Authorized Signatories shall automatically be removed upon Holdings ceasing to be a Member in the Company, and thereafter the Authorized Signatories shall no longer have any rights to bind the Company or otherwise act upon its behalf. Any Person that replaces Holdings as Manager of the Company shall have the same right to designate its own Authorized Signatories from time to time in its sole discretion.

Section 4.5 Removal of Manager.

Upon the occurrence of a Removal Event on the part of a Member who is also a Manager, and provided the other Member shall (i) not have also suffered a Removal Event, and (ii) not be in default under this Agreement, the non-managing Member may remove the managing Member as the Manager, in which event the non-managing Member shall undertake the role of Manager hereunder.

Section 4.6 Reimbursement of Expenses.

The Manager shall be reimbursed for all out-of-pocket expenses actually incurred by it directly in conjunction with the business and affairs of the Company (including travel and entertainment expenses, telephone costs, and the like, but not overhead expenses). Upon request, the Manager shall provide reasonable supporting verification to the other Members for all expenditures for which any reimbursement is requested.

Section 4.7 Compensation of Manager and Members.

Except as herein otherwise specifically provided, no compensatory payment shall be made by the Company to the Manager or any Member for the services to the Company of the Manager or such Member or any member or employee of the Manager or such Member.

Section 4.8 Indemnification; Reimbursement of Expenses; Insurance.

To the fullest extent permitted by the Act: (a) the Company shall indemnify each Member, Manager, or Authorized Signatory who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (“Proceeding”), any appeal therein, or any inquiry or investigation preliminary thereto, solely by reason of the fact that he or she is or was a Member, Manager or Authorized Signatory and was acting within the scope of its duties or under the authority of the Members; (b) the Company shall pay or reimburse a Member, Manager, or Authorized Signatory for all losses and expenses incurred by him or her (1) in advance of the final disposition of a Proceeding to which such Member, Manager, or Authorized Signatory was, is or is threatened to be made a party, and (2) in connection with his or her appearance as a witness or other participation in any Proceeding. The Company, by adoption of a resolution of the Members, may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to Members, Managers, and Authorized Signatories under the preceding sentence. The provisions of this Section 4.8 shall not be exclusive of any other right under any law or any provision of the Certificate or this Agreement, or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith, or involving a breach of this Agreement, but shall apply to actions constituting simple negligence. The Company may purchase and maintain insurance to protect itself and any Member, Manager, Authorized Signatory, officer, employee or agent of the Company, whether or not the Company would have the power to indemnify such Person under this Section 4.8. This indemnification obligation shall be limited to the assets of Company and no Member shall be required to make a Capital Contribution in respect thereof.

Section 4.9 Conflicts of Interest.

Except as otherwise set forth in this Agreement, (i) each Member, Manager, officer or Affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Member, Manager, officer or Affiliate the right to participate therein or to account therefore, and (ii) the Company may transact business with any Member, Manager, officer or Affiliate thereof, provided the terms of those transactions are no less favorable than those the Company could obtain from unrelated third parties.

Section 4.10 Governmental Requirements.

The Manager and Members will use their respective good faith and commercially reasonable efforts to cause the Company to conduct its business in accordance with all applicable Governmental Requirements having jurisdiction of the Company and its properties and assets.

ARTICLE 5
ACCOUNTING AND REPORTING

Section 5.1 Fiscal Year, Accounts, Reports.

(a) The fiscal year of the Company shall be the calendar year.

(b) The books of account of the Company, at Company expense, shall be kept and maintained by the Manager on an accrual basis in accordance with accounting principles generally accepted in the United States of America applied on a consistent basis. The books of account shall be kept at the principal place of business of the Company, and shall at all times be available for inspection by any Member.

(c) The Manager shall, at Company expense, furnish to the Members (1) on or before the 25th day of each month, an unaudited statement setting forth and describing in reasonable detail the receipts and expenditures of the Company during the preceding month, (2) on or before 60 days after the end of each fiscal year, an unaudited balance sheet of the Company dated as of the end of such fiscal year, a statement of the Members’ Capital Accounts and Capital Contribution Balances, a statement of Net Cash Flow, and a statement setting forth the Profits and Losses of the Company for such fiscal year, and (3) from time to time, all other information relating to Company and its business and affairs reasonably requested by any Member. Upon the request of either Member, the books and records of the Company shall be audited by an independent and qualified certified public accounting firm mutually agreed upon by the Members, with the audit report issued within ninety (90) days following the appointment of the accounting firm to conduct the audit. Any such audit shall be at the sole cost and expense of the requesting Member.

(d) Each Member, at its expense, may at all reasonable times during usual business hours audit, examine, and make copies of or extracts from the books of account records, files, and bank statements of the Company. Such right may be exercised by any Member, or by its designated agents or employees.

Section 5.2 Bank Accounts.

If the Manager determines in its discretion that such accounts are necessary, the Manager shall open and maintain (in the name of the Company) a special bank account or accounts in a bank or savings and loan association, the deposits of which are insured, up to the applicable limits, by an agency of the United States government, in which shall be deposited all funds of the Company. Withdrawals therefrom shall be made upon the signatures of such Persons as the Manager shall designate.

ARTICLE 6
CAPITAL CONTRIBUTIONS

Section 6.1 Capital Contributions. The capital of the Company shall consist of the following, which shall be contributed by the Members as indicated on Exhibit A, attached hereto and made a part hereof:

(a) Holdings has or will contribute to the capital of the Company, the total sum of $15,828,197 in cash as its initial capital contribution, which represents the total of (i) the purchase price for a ninety-eight and three-quarters percent (98.75%) interest in the Property under the Purchase Agreement; (ii) ninety-eight and three-quarters percent (98.75%) of all closing costs, fees, expenses and prorations which are payable by the Project LLC at closing under the Purchase Agreement; and (iii) ninety-eight and three-quarters percent (98.75%) of all leasing costs which were assumed by Project LLC at closing under the Purchase Agreement.

(b) Pocatello has or will contribute to the capital of the Company, the following as its initial capital contribution:

(i) the total sum of $351.31 in cash, which represents one and one-quarter percent (1.25%) of the total of (A) all closing costs, fees, expenses and prorations which are payable by the Project LLC at closing under the Purchase Agreement; and (B) all leasing costs which were assumed by Project LLC at closing under the Purchase Agreement; and

(ii) Pocatello causing its Affiliate, CNL, to convey one and one-quarter percent (1.25%) of its interest in the Property to Project LLC.

Items (a) and (b) above are hereinafter referred to as the “Initial Capital Contributions”.

Section 6.2	Additional Capital Contributions — Calls by Manager.

If the Manager should at any time determine that to meet the Company’s cash requirements (x), the Company is in need of any funds in excess of amounts: available to the Company from (i) cash flow, (ii) reserves established by the Manager in its sole discretion, (iii) any loans approved by the Manager made to the Company to fulfill such obligations or requirements, or (iv) the Initial Capital Contributions made by the Members pursuant to Section 6.1 hereof, and (y) that it would be in the best interests of the Company to obtain such required funds, or if the Project LLC is required to make Earn-Out Payments or payments of Leasing Costs pursuant to Section 6.5 below, then the Members shall contribute the needed funds to the capital of the Company in proportion to their respective Sharing Ratios at such time, which funds will then be contributed by the Company to the Project LLC in order to make such payments. Notwithstanding the foregoing, upon the maturity date or earlier acceleration of any Loan secured by an interest in the Property, before making a call for an Additional Capital Contribution under Section 6.3, Manager shall use commercially reasonable efforts to refinance such Loan; provided that if any such refinancing requires Manager to provide a recourse guaranty as a condition to such financing, Manager shall not be required to proceed with such loan in order to fulfill its obligation hereunder. In the event that the Manager makes a call for an Additional Capital Contribution under Section 6.3, but then a Member fails to make the Additional Capital Contribution required hereunder within the time period required under Section 6.3 hereof, such Member shall be a Non-Contributing Member hereunder, and the other Member shall be relieved of any obligation to make such Additional Capital Contribution called for, notwithstanding any provision hereof to the contrary (and, to the extent such Member has already made such Additional Capital Contribution, such Additional Capital Contribution shall be refunded to it immediately upon its demand and, upon such reimbursement, the Non-Contributing Member’s failure to contribute shall be deemed cured and such Member shall no longer be considered a Non-Contributing Member).

Section 6.3 Notice of Additional Capital Contributions.

Additional Capital Contributions contemplated by Section 6.2 hereof may be called for only in the amounts, at the times and for the purposes set forth in this Article 6, by written notice to the Members by the Manager and shall be due twenty (20) Business Days after the date of such notice. Any Member not meeting such capital call in full within said twenty (20)-Business Day period shall be a “Non-Contributing Member” hereunder, but the other Member (the "Contributing Member”) shall not exercise its remedies under Section 6.4 hereof unless such failure to meet a capital call remains uncured by the close of business on the tenth (10th) Business Day following the expiration of such twenty (20)-Business Day period.

Section 6.4 Additional Capital Contributions and Member Loans.

In the event that a Member becomes a Non-Contributing Member with respect to an obligation to make a cash Additional Capital Contribution under Section 6.2 hereof, then following the expiration of any applicable grace or cure period expressly set forth in Section 6.3 hereof, the Contributing Member may, but shall not have the obligation to, pay, for and on behalf of the Non-Contributing Member, an amount equal to the amount which the Non- Contributing Member has failed to contribute to the capital of the Company, and the amount so paid by the Contributing Member on its own behalf and on behalf of the Non-Contributing Member shall (x) constitute a loan to the Company (a "Member Loan”). Any such loan to the Company shall be transferable to an Affiliate of the Contributing Member at any time and shall bear interest on the unpaid principal balance thereof at an annual rate (compounding monthly) equal to the lesser of (A) the then maximum rate permitted on such debts under the laws of the State of Delaware, or (B) six percent (6%) over the Prime Rate in effect on the date on which the Contributing Member makes such loan; provided, however, that the Prime Rate shall be adjusted and determined on the last day of each calendar month while any part of such loan or any interest accrued thereon remains outstanding, and such loan shall bear interest on the unpaid principal balance thereof from the first day of the next succeeding calendar month through the last day of such next succeeding calendar month at an annual rate (compounding monthly) equal to the lesser of (I) the then maximum rate permitted on such debts under the laws of the State of Delaware or (II) six percent (6%) over the Prime Rate as so determined. Notwithstanding the provisions of Articles 7 and 9 hereof, and any other provision hereof to the contrary, until any such loan and all interest accrued thereon has been paid to the Contributing Member making such loan, no distributions of cash, in liquidation or otherwise, shall be made by the Company to the Members, and all such distributions to which the Members would otherwise be entitled under this Agreement shall be distributed by the Company to the Contributing Member making such loan and shall be applied first to the payment of all accrued and unpaid interest on such loan and then to the payment of the principal amount of any such loan.

Section 6.5 Additional Capital Contributions Related to Earn-Out Payments and Leasing Costs. In the event that any Earn-Out Payments or payments of Leasing Costs are made by the Project LLC, and the Company must provide funds to the Project LLC in order to make such payments, Pocatello shall make such additional capital contributions to the Company as may be required to maintain its ownership percentage in the Company represented by the Pocatello Interests immediately preceding such Earn-Out Payments or payments of Leasing Costs. Additional capital contributions for Earn-Out Payments and payments of Leasing Costs shall be subject to the provisions set forth in Sections 6.2, 6.3, and 6.4 above. If Pocatello is unable or unwilling to make such additional capital contributions referenced in the preceding clauses, in addition to any other rights and remedies set forth in this Agreement, the Manager in its sole discretion shall reduce Pocatello’s Capital Account by the amount of the additional capital contribution required to be made by Pocatello for its pro rata share of such Earn-Out Payments and/or payments of Leasing Costs, and Pocatello’s Sharing Ratio and Membership Interests shall be reduced accordingly.

Section 6.6 Return of Contributions.

Except as expressly provided herein, no Member shall be entitled to the return of (a) any part of its Capital Contributions, (a) any interest in respect of any Capital Contribution, or (b) the fair market value of its Membership Interest in connection with a withdrawal from the Company or otherwise. Unreturned Capital Contributions shall not be a liability of the Company or of any Member. No Member shall be required to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions to the Company.

Section 6.7 Company Loans.

If the Company shall have insufficient cash to pay its obligations, any Member, with the approval of the Manager, may advance such funds for the Company on such commercially reasonable terms and conditions as the lending Member and the Manager shall determine. Each such advance shall constitute a loan from such Member to the Company and shall not constitute a Capital Contribution.

Section 6.8 Balances.

The Company’s books and records shall contain entries indicating the type and amount of Capital Contributions made to the Company.

Section 6.9 No Third-Party Rights.

Nothing contained in this Article 6, nor any other provision of this Agreement shall be construed to create any rights or benefits in any Person, other than the Members, and their respective legal representatives and permitted transferees, successors and assigns, subject to the limitations on transfer contained herein.

ARTICLE 7
DISTRIBUTIONS

Section 7.1 Distributions in General.

From time to time, in accordance with Section 7.2 below, the Manager shall determine the amount, if any, by which the Company funds then on hand exceed the reasonable working capital needs of the Company, including reasonable reserves for future Company obligations. Any excess funds shall be distributed to the Members in accordance with the provisions of this Article 7.

Section 7.2 Distribution of Net Cash Flow.

The Net Cash Flow for any particular period, subject to Section 6.4, shall be distributed to the Members in proportion to their respective Sharing Ratios in the Company no less frequently than quarterly.

Section 7.3 Distribution of Capital Proceeds.

Capital Proceeds for any particular period, subject to Section 6.4, shall be distributed to the Members in proportion to their respective Sharing Ratios in the Company no less frequently than quarterly.

Section 7.4 Distribution of Termination Proceeds.

The Manager shall distribute Termination Proceeds to the Members in the following order of priority within 30 days of the closing of any Terminating Capital Transaction:

(a) first, to payment of debts and liabilities of the Company which are due and owing, except Member Loans;

(b) second, to the Members in payment of interest and principal, in that order, on Member Loans pro rata in accordance with the respective outstanding balances of such loans, except to the extent that the documents evidencing such loans provide for repayment on any other priority basis;

(c) third, to the setting up of reserves (if any) as determined by the Manager for the purpose of disbursing such reserves in payment of any contingent liabilities or obligations of the Company, and, at the expiration of the reserve period, the balance of such reserves, if any, shall be distributed as Capital Proceeds received at the end of the reserve period;

(d) fourth, to the Members in payment of their Unreturned Capital Contributions pro rata in accordance with their respective Unreturned Capital Contributions, in that order; and

(e) fifth, to the Members in proportion to their respective Sharing Ratios in the Company.

ARTICLE 8
CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX MATTERS

Section 8.1 Capital Accounts.

(a) Establishment and Maintenance. A separate capital account (“Capital Account”) will be maintained for each Member. The Capital Account of each Member will be determined and adjusted as follows:

(1) Each Member’s Capital Account will be credited with the amount of cash and Gross Asset Value, as agreed by the Members, of any property (net of liabilities assumed by the Company resulting from such contribution and liabilities to which the property is subject) contributed by a Member to the Company, the Member’s distributive share of Profits, any items in the nature of income or gain that are specially allocated to the Member under Section 8.3(c) or Section 8.3(d), and the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member.

(2) Each Member’s Capital Account will be debited with the amount of cash and the Gross Asset Value of any Company property distributed to the Member under any provision of this Agreement, the Member’s distributive share of Losses, any items in the nature of deduction or loss that are specially allocated to the Member under Section 8.3(c) or Section 8.3(d), and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

(3) If any Membership Interest is Transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest.

(b) Modifications by Manager. The provisions of this Section 8.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. The Manager may modify the manner in which the Capital Accounts are maintained under this Section 8.1 to comply with those provisions, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with those provisions; however, without the unanimous consent of all Members, the Manager may not make any modification to the way Capital Accounts are maintained if such modification would have the effect of changing the amount of distributions to which any Member would be entitled during the operation, or upon the liquidation, of the Company.

Section 8.2 Adjustment of Gross Asset Value.

"Gross Asset Value” with respect to any asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed (or deemed contributed under Code Sections 704(b) and 752 and the Regulations promulgated thereunder) by a Member to the Company will be the fair market value of the asset on the date of the contribution, as detailed on Exhibit A or as otherwise determined by the Manager.

(b) The Gross Asset Values of all Company assets will be adjusted to equal the respective fair market values of the assets, as determined by the Manager, as of (I) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g).

(c) The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of the asset on the date of distribution.

(d) The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b), 732(d) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this Section 8.2(d) to the extent that the Manager determines that an adjustment under Section 8.2(b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 8.2(d).

(e) After the Gross Asset Value of any asset has been determined or adjusted under Section 8.2(a), Section 8.2(b) or Section 8.2(d), Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

Section 8.3 Profits, Losses and Distributive Shares of Tax Items.

(a) Profits. After giving effect to the special allocations in Sections 8.3(c) and 8.3(d), Profits for any fiscal year shall be allocated to the Members so as to reduce, proportionately, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such fiscal year. No portion of Profits for any fiscal year shall be allocated to a member whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such fiscal year.

(b) Losses. After giving effect to the special allocations in Sections 8.3(c) and 8.3(d), Losses for any taxable year shall be allocated to the Members so as to reduce, proportionately the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such fiscal year. No portion of the Losses for any fiscal year shall be allocated to a Member whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such fiscal year.

(c) Special Allocations. The following special allocations will be made in the following order and priority before determinations and allocations of Profits and Losses:

(1) Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.3(c)(1) is intended to comply with the minimum gain chargeback requirements of the Regulations, and will be interpreted consistently with the Regulations.

(2) Member Nonrecourse Debt Minimum Gain Chargeback. If there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt during any taxable year or other period for which allocations are made, any Member with a share of such Member Nonrecourse Debt Minimum Gain (determined under Regulations Section 1.704-2(i)(5)) will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated will be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 8.3(c)(2) is intended to comply with the minimum gain chargeback requirements of the Regulations Section 1.704-2(f) and will be interpreted consistently with the Regulations.

(3) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

(4) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their respective Sharing Ratios in the Company.

(5) Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

(6) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2(iv)(m).

(7) The allocations of Profit and Loss and items thereof in this Article 8 are intended to produce Capital Accounts for the Members that would equal the amounts each Member would receive if the Company were liquidated, all of the assets of the Company were sold for their Gross Asset Values and the proceeds were distributed in accordance with Section 9.2(c)(2). If at any time that is not the case, the Manager is authorized to make special allocations of items of income, gain, loss and expense until the Members’ Capital Accounts equal the amounts each Member would receive if the Company were liquidated, all of the assets of the Company were sold for their Gross Asset Values and the proceeds were distributed in accordance with Section 9.2(c)(2).

(d) Curative Allocations. The allocations set forth in Section 8.3(c) (the "Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may effect results which would be inconsistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Manager is authorized to divide other allocations of Profits, Losses, and other items among the Members, to the extent that they exist, so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Manager will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Regulations.

(e) Tax Allocations-Code Section 704(c). For federal, state and local income tax purposes, Company income, gain, loss, deduction or expense (or any item thereof) for each fiscal year shall be allocated to and among the Members to reflect the allocations made pursuant to the provisions of this Section 8.3 for such fiscal year. In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property (computed in accordance with Section 8.2). If the Gross Asset Value of any Company asset is adjusted under Section 8.2(b), subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations, using the so-called “traditional method.” Allocations under this Section 8.3(e) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

(f) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section l.752-3(a)(3), the Members’ interests in Company profits are in proportion to their Sharing Ratios.

(g) Members shall be bound by the provisions of this Section 8.3 in reporting their shares of Company income and loss for income tax purposes.

Section 8.4 Tax Returns.

The Manager or its designee shall prepare and file all necessary federal and state income tax returns for the Company to be prepared prior to their due dates, including making the elections described in Section 8.5. Each Member shall furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable such income tax returns to be prepared and filed. Manager agrees to comply with any reasonable request from Pocatello for an estimate of taxable income for a particular year.

Section 8.5 Tax Elections.

The following elections shall be made on the appropriate returns of the Company:

(a) to adopt the calendar year as the Company’s fiscal year;

(b) to adopt the accrual method of accounting;

(c) if there is a distribution of Company property as described in section 734 of the Code or if there is a transfer of a Company interest as described in section 743 of the Code, upon written request of any Member, to elect, pursuant to section 754 of the Code, to adjust the basis of Company properties; and

(d) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by section 709(b) of the Code.

No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

Section 8.6 Tax Matters Member.

Holdings shall be the “tax matters partner” of the Company pursuant to section 6231(a)(7) of the Code. As tax matters partner, such Member shall take such action as may be necessary to cause each other Member to become a “notice partner” within the meaning of section 6223 of the Code. Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. Such Member shall not take any action contemplated by Subchapter C of Chapter 63, Subtitle F of the Code without the consent of each other Member. This provision is not intended to authorize such Member to take any action left to the determination of an individual Member under such Subchapter of the Code.

Section 8.7 Allocations on Transfer of Interests.

All items of income, gain, loss, deduction, and credit allocable to any interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based upon that portion of the calendar year during which each was recognized as owning such interest, without regard to the results of Company operations during any particular portion of such calendar year and without regard to whether cash distributions were made to the transferor or the transferee during such calendar year; however, such allocation shall be made in accordance with a method permissible under section 706 of the Code and the Regulations thereunder.

Section 8.8 Restrictions on Company Activities.

It is mutually agreed and understood that certain actions, if taken by the Company, could have seriously adverse tax or other economic consequences to the Members. In order to avoid such consequences, notwithstanding any other provision of this Agreement, the Members hereby agree as follows:

(a) The Members acknowledge that Grubb & Ellis Healthcare REIT II, Inc. is an Affiliate of Holdings and intends to qualify as a real estate investment trust (a “REIT”) and that Grubb & Ellis Healthcare REIT II, Inc.’s ability to qualify for or maintain its status as a REIT may be affected by the nature of the income and assets of the Company. So long as Holdings or any Affiliate of Holdings is in the process of qualifying as a REIT or is a REIT, unless authorized by the express terms of this Agreement: (i) except with the express written consent of Holdings, the Company shall not take any action which (a) could, in the reasonable judgment of Holdings, adversely affect the ability of Grubb & Ellis Healthcare REIT II, Inc. to qualify or continue to qualify as a REIT, or (b) could, in the reasonable judgment of Holdings, subject Grubb & Ellis Healthcare REIT II, Inc. to any additional taxes under Section 857 or Section 4981 of the Code; (ii) except with the express written permission of Holdings, no services shall be provided directly by the Company to, or for the benefit of, tenants of the Property unless such services are provided by a “taxable REIT subsidiary” as defined in Section 856(1) of the Code or an “independent contractor” as defined in Section 856(d)(3) of the Code with respect to Grubb & Ellis Healthcare REIT II, Inc. The Members agree to discuss the types of services that might be provided directly by the Company to, or for the benefit of, tenants of the Property and to jointly determine (1) which services, if any, shall be so provided to, or for the benefit of, tenants of the Company, and (2) whether the Members or their Affiliates should form a jointly owned taxable REIT subsidiary to provide any such services and appropriate charges for any services provided by a taxable REIT subsidiary.

(b) So long as Holdings or any Affiliate of Holdings is in the process of qualifying as a REIT or is a REIT, without the prior approval of Holdings, the Company shall neither acquire, nor own, directly or indirectly, any “securities” other than securities that constitute real estate assets within the meaning of Code Section 856(c)(5)(B), Government securities, or securities that are not considered securities pursuant to Section 856(m).

(c) Without the prior approval of both Members, the Company shall not elect to be treated as other than a partnership for federal, state and local tax purposes.

(d) Without the prior approval of both Members, the Company shall not actively market and hold for sale subdivided lots or condominium units.

ARTICLE 9
WITHDRAWAL, DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 9.1 Dissolution, Liquidation, and Termination Generally.

The Company shall be dissolved upon the first to occur of any of the following:

(a) The sale or disposition of all of the assets of the Company and the receipt, in cash, of all consideration therefor;

(b) The determination of the Manager to dissolve the Company; and

(c) The occurrence of any event which, as a matter of law, requires that the Company be dissolved.

Notwithstanding the foregoing, if the Company is dissolved pursuant to Section 9.1(c) because an event described in Section 18-801(4) of the Act occurs with respect to a Member, then the other Member may elect to continue the Company business within 90 days after the Members have actual notice of such event.

Section 9.2 Liquidation and Termination.

Upon dissolution of the Company, unless it is continued as provided above, the Manager shall act as liquidator or may appoint one or more other Persons as liquidator; however, if the Company is dissolved because of an event occurring with respect to a Member, the liquidator shall be one or more Persons selected in writing by the other Member. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation shall be a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Manager hereunder. The steps to be accomplished by the liquidator are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Manager or its designee of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

(b) the liquidator shall pay all of the debts and liabilities of the Company or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c) all remaining assets of the Company shall be distributed to the Members as follows:

(1) the liquidator may sell any or all Company property; and

(2) Company property shall be distributed to the Members as provided in Section 7.3.

Section 9.3 Deficit Capital Accounts.

No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

Section 9.4 Cancellation of Certificate.

Upon completion of the distribution of Company assets pursuant to Section 9.2(c)(2), the Manager (or such other person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.4, and take such other actions as may be necessary to terminate the existence of the Company.

Article X
LIMITATIONS ON THE COMPANY’S ACTIVITIES

Section 10.1 Single Purpose Entity. The covenants contained within this Article X are adopted in order to qualify the Company as a “special purpose” entity.

Section 10.2 Single Purpose Entity Covenants.

(a) Notwithstanding anything in this Agreement to the contrary, Company hereby covenants that, commencing on the date on which the Company incurs the Obligations and until such time as the Obligations are paid in full, that without, in each case, the prior written consent of the Lender affiliated with such Obligations, Company:

(i) Will not, change this Agreement or the Certificate in any manner which adversely affects the Company’s existence as a single purpose entity;

(ii) Will not cause or permit any liquidation or dissolution, or any transaction of merger or consolidation, or acquire by purchase or otherwise any part of the business or assets of, or any stock or other evidence of beneficial ownership of, or make any investment in, any Entity;

(iii) Does not and will not own any asset other than (A) the Property, and (B) incidental personal property necessary for the operation of the Property;

(iv) Is not engaging and will not engage, either directly or indirectly, in any business other than the ownership, management and operation of the Property;

(v) Will not enter into any agreement with any general partner, manager, member, principal, Affiliate or any Affiliate of any of them (each, a “Related Party”), except upon terms that are intrinsically fair, and the same as on an arms’-length basis with unrelated third parties;

(vi) Has not and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Obligations, (B) debt from Related Parties, which is expressly subordinate to the Obligations, and (C) ordinary course trade payables or expenses of the Property not more than 60 days old, and will not pledge or assign its assets for or become liable for any other obligation;

(vii) Has not made and will not make any loans or advances to any third party or Related Party;

(viii) Has done and will do all things necessary to preserve its existence, and will observe all applicable formalities;

(ix) Will conduct its business in its own name and as presently conducted;

(x) Will be, and will hold itself out to the public as, a legal entity separate and distinct from any other Entity (such as Related Parties);

(xi) Will not commingle its assets with those of any Related Parties or any other Person;

(xii) Has and will maintain its assets in a manner such that its individual assets can be segregated and identified from those of any Related Party or any other Person without cost or difficulty;

(xiii) Does not and will not hold itself out as responsible for any other Person’s debts or obligations; and

(xiv) Will pay any liabilities including salaries of its employees, out of its own funds and not funds of any Related Party.

(b) Failure of the Company, or the Manager on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity.

(c) So long as any Obligation is outstanding, the following provisions of this Agreement shall not be amended, altered, changed or repealed: Sections 2.5, 4.1, 4.2, 10.2 and 11.3, unless Lender has consented in writing to such action. Subject to this Section 10.2(c), this Agreement may otherwise be amended, altered, changed or repealed in accordance with Section 11.3.

ARTICLE 11
MISCELLANEOUS PROVISIONS

Section 11.1 Notices.

Each notice, demand, request, election or other communication (a “notice”) provided for under this Agreement shall be in writing. It shall be sent with all charges prepaid by depositing it with the United States Postal Service or any official successor thereto, certified or registered mail, return receipt requested, or by a nationally-recognized overnight courier service that obtains receipts. Each notice shall be effective upon being so deposited, but the time period in which a response to any notice must be given or any action taken with respect thereto shall commence to run from the date of actual receipt of the notice by the addressee thereof, as evidenced by the return receipt or courier receipt. Rejection or other refusal by the addressee to accept or the inability to deliver because of a changed address of which no notice was given shall be deemed to be the receipt of the notice sent. Any party shall have the right from time to time to change the address or individual’s attention to which notices to it shall be sent and to specify up to two additional addresses to which copies of notices to it shall be sent by giving to the other party at least ten (10) Business Days’ prior notice thereof. The addresses of the parties are as follows:

Pocatello:	c/o The DASCO Companies, LLC 11360 Jog Road, Suite 200 Palm Beach Gardens, Florida 33418 Attention: Malcolm Sina Phone: 561-691-9900 Fax: 561-622-2622
With a copy to:Thomas K. Pierce, P.A.
11360 Jog Road, Suite 200 Palm Beach Gardens, Florida 33418 Attention: Thomas K. Pierce, Esq. Phone: 561-691-9900 Fax: 561-622-2622
Holdings:
c/o Grubb & Ellis Healthcare REIT II, Inc.
1551 N. Tustin Avenue, Suite 300
Santa Ana, CA 92705
Attn: Danny Prosky, President and C.O.O., and
Andrea R. Biller, Esq.
Telephone: (714) 667-8252
FAX: (714) 667-6860

with a copy to: Gregory Kaplan, PLC
7 East Second Street Richmond, Virginia 23224 Attn: Joseph J. McQuade Telephone: (804) 916-9027 Facsimile: (804) 916-9127
Section 11.2	Governing Law.

This Agreement and the obligations of the Members hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country. Each Member submits to the jurisdiction of the state and federal courts in the State of California.

Section 11.3 Entireties; Amendments.

(a) This Agreement and its exhibits constitute the entire agreement between the Members relative to the formation of the Company.

(b) This Agreement may be modified or amended by the Manager, without the consent or approval of the Members: (i) to cure any ambiguity, to correct or supplement any provision herein which would be inconsistent with any other provision herein, or to make any other provision with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement; (ii) to delete or add any provision of this Agreement required to be so deleted or added by any federal agency or by a state “Blue Sky” commissioner or similar official, which addition or deletion is deemed by such agency or official to be for the benefit or protection of the Members; (iii) to admit additional Members pursuant to Article 3; (iv) to bring the Company or its operations into compliance with the Code; or (v) to provide for any “special purpose” or “bankruptcy remote” provisions or any other provisions as may be required by any lender or otherwise deemed to be in the interests of the Company; provided however, that no amendment shall be adopted pursuant to this Section 11.3 unless the adoption thereof (A) is not adverse to the interest of the Members; (B) does not affect the method of distribution of cash or allocation of Profits or Losses among the Members (except to the extent required by the Code); and (C) does not affect the limited liability of the Members contemplated by this Agreement or the status of the Company as a limited liability company for federal income tax purposes. The power of attorney granted pursuant to Section 11.11 may be used by the Manager to execute on behalf of a Member any document evidencing or effecting an amendment adopted in accordance with this Section 11.3.

(c) This Agreement also may be modified or amended with the written consent of the Manager and of the holders of a majority of the Membership Interests; provided however, that any modification or amendment which would (i) increase the liability for failure to make any Capital Contributions payable by the Members, (ii) affect the method of distribution of cash or allocation of Profits or Losses among the Members, or (iii) amend Sections 2.5, 4.2(b), 9.1, or this Section 11.3, shall require the written consent of all the Members.

Section 11.4 Waiver.

No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation hereunder. Failure on the part of any Member to complain of any act or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

Section 11.5 Severability.

If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 11.6 Ownership of Property and Right of Partition.

A Member’s interest in the Company shall be personal property for all purposes. No Member shall have any right to partition the property owned by the Company.

Section 11.7 Captions, References.

Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and Section headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement. Whenever the terms “hereof”, “hereby”, “herein”, or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular Section or provision, unless the context specifically indicates to the contrary. Whenever the word “including” is used herein, it shall be construed to mean including without limitation. Any reference to a particular “Article” or a “Section” shall be construed as referring to the indicated article or Section of this Agreement unless the context indicates to the contrary.

Section 11.8 Involvement of Members in Certain Proceedings.

Should any Member become involved in legal proceedings unrelated to the Company’s business in which the Company is required to provide books, records, an accounting, or other information, then such Member shall indemnify the Company from all expenses incurred in conjunction therewith.

Section 11.9 Interest.

No amount charged as interest on loans hereunder shall exceed the maximum rate from time to time allowed by applicable law.

Section 11.10 Estoppels.

Each Member shall, upon not less than fifteen (15) days’ written notice from any other Member, execute and deliver to such other Member a statement certifying that this Agreement is unmodified and in full force and effect (or, if modified, the nature of the modification) and whether or not there are, to such Member’s knowledge, any uncured defaults on the part of any other Member, specifying such defaults if any are claimed. Any such statement may be relied upon by third parties.

Section 11.11 Power of Attorney.

Each Member, other than the Manager, hereby makes, constitutes and appoints the Manager its true and lawful attorney for it and in its name, place and stead and for its use and benefit, to file and record this Agreement and any amendment thereof necessary or appropriate under the Act; to sign, execute, certify, acknowledge, file and record any other instruments referred to in Article 2 of this Agreement or otherwise necessary or appropriate for the Company or Members in Delaware or any other jurisdiction, and any amendment of this Agreement adopted in accordance with Section 11.3. The foregoing grant of authority shall be irrevocable and shall constitute a power coupled with an interest, except that each Member may revoke this power by an instrument in writing executed and delivered to the Manager after (i) the dissolution and winding-up of the Company in accordance with Article 9 or (ii) following the assignment or transfer of such Member’s Membership Interest, approval of a substituted Member in accordance with Article 3 and the filing of an amendment to this Agreement to reflect such substitution.

Section 11.12 Indemnification by Pocatello.

Pocatello acknowledges that prior to the date of this Agreement, Pocatello sold membership interests in Pocatello to physician tenants of the Property. Pocatello is responsible at its sole cost and expense for complying with all applicable laws, rules and regulations, including but not limited to securities laws, rules and regulations, in connection with selling membership interests in Pocatello. Pocatello agrees to indemnify and hold the Company and Holdings, and the affiliates, members, officers, directors, and employees of the Company and Holdings (collectively, “Indemnified Parties”) harmless from and against any suit, claim, demand, liability, cost or expense asserted against any of the Indemnified Parties (including, without limitation, and by way of example only, reasonable attorneys’ fees, disbursements and amounts paid in settlement of claims) arising out of the sale of membership interests in Pocatello.

ARTICLE 12
CALL RIGHTS

Section 12.1 Holdings Call Rights.

Notwithstanding any other provision of this Agreement to the contrary, Holdings or its assignee has the right and option (the “Call”) to require Pocatello to sell to Holdings or its assignee the entire Membership Interest of Pocatello in the Company (the “Pocatello Interest”) upon the occurrence of any one of the following events:

(a) In the event that Manager elects to sell the Property;

(b) In the event that Holdings and/or Grubb & Ellis Healthcare REIT II, Inc. is recapitalized; and

(c) At the election of Holdings or its assignee on the fifth (5th) anniversary of the Closing Date, and on each anniversary of the Closing Date thereafter.

The Call may be exercised by Holdings or its assignee providing at least sixty (60) days’ prior written notice (the “Call Notice”) in the case of (a) and (b) above, and at least ninety (90) days’ prior written notice in the case of (c) above. The Call Notice shall be with respect to all, and not less than all, of the Pocatello Interest. The purchase price payable for the Pocatello Interest (the “Call Purchase Price”) shall be equal to the amount of cash which Pocatello would have received on the Call Closing Date if the Company had sold the Property to a third party in an all cash transaction, for an amount equal to Fair Market Value of the Property determined in the manner set forth in Section 12.4 below and the Capital Proceeds from such deemed sale transaction had been distributed pursuant to Section 7.3 hereof. The determination of the Call Purchase Price shall include, without limitation, all adjustments and expenses of sale that would be have actually been incurred in connection with such deemed sale transaction, which the Members hereby agree shall be equal to the Imputed Closing Costs; provided, however, that the Call Purchase Price shall not include real estate closing prorations, which shall be separately adjusted between the Pocatello and Holdings pursuant to Section 12.3 hereof. Holdings shall pay the amount payable to Pocatello to the Company by wire transfer of immediately available U.S. funds, which amount shall be distributed immediately to the Pocatello in liquidation of its Membership Interest.

Section 12.2 Closing.

Effective as of the Call Closing Date, Pocatello shall cease to be a Member of the Company and the provisions of this Section 12.2 shall apply. The transfer of the Pocatello Interests by Pocatello to Holdings pursuant to the Call shall be closed and consummated through the delivery of documents and funds through First American Title Insurance Company or another nationally recognized title insurance company mutually acceptable to the Members on or before 2:00 p.m., Pacific time on the date set forth in the Call Notice, which closing date shall not be later than 60 days after Pocatello’s receipt of the Call Notice, or on such earlier Business Day as may be mutually approved by the Members (the “Call Closing Date”). At the closing, Holdings shall deliver to Pocatello (i) the Call Purchase Price in immediately available U.S. funds, and (ii) Pocatello’s allocable share of undistributed Net Cash Flow of the Company through the Call Closing Date. Simultaneously with the receipt of the Call Purchase Price, Pocatello shall deliver the Pocatello Interests to Holdings free and clear of all transfers, encumbrances, liens, security interests and competing claims, together with customary representations and warranties concerning Pocatello’s ownership of the Pocatello Interest, and shall deliver to Holdings such instruments of transfer and such evidence of Pocatello’s existence, good standing and due authorization and execution and delivery as Holdings shall reasonably request, but shall not be obligated to provide any representations or warranties concerning the assets of the Company. Holdings shall have the right to cause its nominee(s) or designee(s) to acquire the Pocatello Interest at the closing but nothing herein shall relieve Holdings of its obligations hereunder. Any costs, expenses or fees imposed by a lender to provide its consent or to release Pocatello (or its Affiliates) from personal liability related to any loan shall be paid 50% by Holdings and 50% by Pocatello. At the Call Closing, the Members shall execute and deliver amendments to this Agreement and any statement with regard to the Company filed in any public records, reflecting the withdrawal of Pocatello from the Company as of the Call Closing Date.

Section 12.3 Remedies.

In the event that Pocatello shall have otherwise complied with the provisions of this Article 12 but Holdings shall fail to pay or cause to be paid the Call Purchase Price and take the other actions required by Section 12.2, Pocatello shall have the option to pursue an action to specifically enforce the obligations of Holdings under this Article 12. In the event that Holdings shall have otherwise complied with the provisions of Article 12 but Pocatello shall fail to transfer its Membership Interest to Holdings and take the other actions required hereby, Holdings shall have the option to specifically enforce the obligations of Pocatello under this Article 12. Each Member shall pay its own attorney’s fees and expenses incurred in connection with the transfer of the Pocatello Interests. In order for either Member to pursue the specific performance of the obligations of the Members under this Article 12, such Member shall have provided written notice to the other Member of such Member’s breach of this Article 12 within 30 days after the Call Closing Date and if not earlier resolved, filed an action in a court of competent jurisdiction in pursuit of such remedy within 90 days after the Call Closing Date.

Section 12.4 Fair Market Value.

For the purposes of this Article 12, the Fair Market Value of the Property shall be determined by the unanimous consent of Pocatello and Holdings within ten (10) business days’ after the date of the Call Notice. In the event unanimous consent is not reached within the foregoing ten (10) business day period, the Fair Market Value of the Property shall be determined by a committee of appraisers, each of whom shall be an MAI appraiser, chosen as follows: Within fifteen (15) business days after the date of Pocatello’s receipt of the Call Notice one (1) such appraiser shall be chosen by Pocatello and a second appraiser shall be chosen by Holdings. If either party does not select an appraiser within said fifteen (15) day period, then the appraiser chosen by the other party shall be solely responsible for determining such Fair Market Value. Each appraiser shall make an independent appraisal, and, if there is more than one (1) appraiser, the fair market value shall be the average of the two (2) appraisals if the higher appraisal is in an amount which is less than 105% of the amount of the lower appraisal. If the amounts of the higher appraisal is in an amount which is greater than 105% of the amount of the lower appraisal, then a third appraiser shall be chosen by the two (2) appraisers initially chosen (such selection to be made within ten (10) days of the date it is determined that the first two appraisals are not close enough to average). The third appraiser shall determine which of the two previous appraisals is closer to the Fair Market Value of the Property which the third appraiser believes is correct. Upon such determination, the Fair Market Value of the Property selected by the third appraiser shall be used. Each appraiser shall file its appraisal with the Company within twenty (20) days of its being retained hereunder.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the duly authorized representatives of the Members have executed this Agreement as of the date first above written.

MEMBERS:

POCATELLO

POCATELLO MEDICAL OFFICE PARTNERS LLC,

a Delaware limited liability company

By: /s/ Malcolm S. Sina
Name: Malcolm S. Sina
Title: Managing Member

Taxpayer Identification Number:80-058830

HOLDINGS:

GRUBB & ELLIS HEALTHCARE REIT II HOLDINGS, LP,
a Delaware limited partnership

By: GRUBB & ELLIS HEALTHCARE REIT II, INC.,

a Maryland corporation

Title: General Partner

By: /s/ Danny Prosky
Name: Danny Prosky
Title: President and Chief Operating Officer

Taxpayer Identification Number: 26-4008819

EXHIBIT A

INITIAL CAPITAL CONTRIBUTION BALANCES

	Pocatello	Holdings	Total
Cash Contribution	$351.26	$15,827,748.75	$15,828,100.01

	1.25% interest in
	the Property, with
Property Contribution	a value of $200,000	N/A	$200,000

Initial Capital Contribution Balance	$200,351.26	$15,827,748.75	$16,028,100.01

Sharing Ratios	1.25%	98.75%	100%